Exhibit 99.1

Frontier Communications

401 Merritt 7

Norwalk, CT 06851

203.614.5600

www.frontier.com

Frontier Communications Amends its Credit Agreements

NORWALK, Conn., January 25, 2018 — Frontier Communications Corporation (NASDAQ: FTR) announced today that it has amended its credit agreements with JPMorgan Chase Bank, N.A., and CoBank ACB, respectively. Among other things, the amendments replace the existing net leverage ratio maintenance test in the credit agreements with a first lien net leverage ratio maintenance test which provides for a maximum first lien net leverage ratio of 1.50 to 1.00 as of the last day of any fiscal quarter, stepping down to 1.35 to 1.00 for the fiscal quarters ending June 30, 2020 and thereafter, providing Frontier with greater flexibility in executing on operational initiatives going forward. The amendments also modify the covenants to permit junior liens on any debt permitted to be incurred under the credit agreements, while limiting the incurrence of first lien debt.

Daniel McCarthy, Frontier’s President and Chief Executive Officer, said, “We are pleased to announce the amendments to our credit agreements, demonstrating continued support from our lending group. We believe these amendments will provide operating flexibility, better position us to address our upcoming note maturities and optimize our access to the debt markets.” Perley McBride, Frontier’s Chief Financial Officer, added, “These amendments are an important part of our plan to obtain additional flexibility with our credit facilities and manage our capital structure.”

About Frontier Communications

Frontier Communications Corporation (NASDAQ: FTR) is a leader in providing communications services to urban, suburban, and rural communities in 29 states. Frontier offers a variety of services to residential customers over its fiber-optic and copper networks, including video, high-speed internet, advanced voice, and Frontier Secure® digital protection solutions. Frontier Business offers communications solutions to small, medium, and enterprise businesses. More information about Frontier is available at www.frontier.com.

Forward-Looking Statements

This press release contains “forward-looking statements” related to management’s beliefs and expectations regarding the impact of the credit agreement amendments. Forward-looking statements contain words such as “believe,” “plan,” “expect,” “anticipate,” “intend,” “may,” “will” and other similar terms. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could cause actual outcomes to be materially different than those expressed in such forward-looking statements include adverse changes in the ratings given to our debt securities by nationally accredited ratings organizations; the availability and cost of financing in the credit markets; covenants in our indentures and credit agreements that may limit our operational and financial flexibility; and the risks and other factors contained in our filings with the SEC, including our reports on Forms 10-K and 10-Q. Any of the foregoing, or other events, could cause outcomes to vary materially from the forward-looking statements included in this press release. Frontier has no obligation to update or revise these forward-looking statements and does not undertake to do so.

Contact:

Investors:

Luke Szymczak, 203-614-5044

Vice President, Investor Relations

luke.szymczak@ftr.com

or

Media:

Brigid Smith, 203-614-5042

AVP, Corporate Communications

brigid.smith@ftr.com